As filed with the Securities and Exchange Commission on August 27, 1998
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                AMENDED FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                          GOLDEN PHOENIX MINERALS, INC.
             (Exact name of registrant as specified in its charter)


                 Minnesota                              41-187178
       (State or other jurisdiction         (IRS Employer Identification No.)
    of Incorporation or Organization)

                          3995 Airway Drive, Suite 405
                               Reno, Nevada 89511
               (Address of principal executive office) (Zip Code)

                  Registrant's telephone number: (702) 853-4919


                                 Charles Clayton
                                  527 Marquette
                          Minneapolis, Minnesota 55402
                                 (612) 338-3738
                               (Agent for Service)

     Approximate date of commencement of proposed sale to the public. From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check ____

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check ____

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check. __X__

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
Title of shares to be registered   Amount to       Proposed    Proposed         Amount of
                                   be Registered   Maximum     Maximum          Registration
                                                   Offering    Aggregate        Fee
                                                   Price Per   Offering Price
                                                   Share(1)    (1)
--------------------------------------------------------------------------------------------
Common stock                       400,000         $.50        $200,000         $100.00
Total                                                                           $100.00
--------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low sales prices of the Company's Common Stock as reported by the OTC Bulletin Board on May 5, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

Securities and Exchange Commission registration fee                      $100
Accounting fees                                                        $2,500
Legal fees                                                             $2,500
Printing and mailing                                                   $1,000

Total                                                                  $6,100

Item 15. Indemnification of Directors and Officers

     The only statute, charter provision, by-law contract or other arrangement under which any director, officer or controlling person of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is set forth in the Registrant's Articles of Incorporation, as amended, and in provisions of the Minnesota Corporation Code and provide that in the event such statute is amended, the Registrant shall indemnify such persons to the fullest extent permitted under Minnesota law. However, under such statute, if a director, officer or controlling person is unsuccessful on the merits in any proceeding, indemnification is authorized under the statute only if such person is found to have met the statutory standard of conduct either by a majority vote of a quorum of directors who are not parties to the action, by independent legal counsel in a written opinion, or by a shareholder vote.

     Additionally, as authorized under the Minnesota Corporation Code, the Articles of Incorporation of the Registrant provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the duty of loyalty, (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts in violation of Minnesota Corporation Code or any successor legislation, or (iv) any transaction from which such director derives an improper personal benefit. The Articles of Incorporation provide that with respect to these provisions, such provisions shall be automatically amended in the event that the proceeding statutory provisions are amended, modified expanded or otherwise changed to provide that directors liability will be limited to the fullest extent allowed under the law.

Item 17. Undertakings

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on this 25 day of August, 1998.


                         /s/ Michael P. Fitzsimonds
                      ---------------------------------------------
                      Michael R. Fitzsimonds, Chief Executive Officer & Director


                         /s/ Steven Craig
                      ---------------------------------------------
                      Steven Craig, Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each Officer and Director may execute a separate signature page and when all of the separate pages are put together, they shall be construed as one signature page as if all of the Officers and Directors had signed on one page.

Dated:  August 25, 1998

   /s/ Michael R. Fitzsimonds
------------------------------------------
Michael R. Fitzsimonds, Director

   /s/ Daniel T. Taylor
------------------------------------------
Daniel T. Taylor, Director

   /s/ Allan J. Marter
------------------------------------------
Allan J. Marter, Director

   /s/ Dennis J. McDowell
------------------------------------------
Dennis J. McDowell, Director

   /s/ David A. Caldwell
------------------------------------------
David A. Caldwell, Director

NO SEAL:

                                                                      PROSPECTUS

                                 400,000 Shares


                          GOLDEN PHOENIX MINERALS, INC.


     The 400,000 shares of Golden Phoenix Minerals, Inc., a Minnesota corporation (Golden or the Company) may be offered for sale from time to time by and for the account of certain stockholders of the Company (the Selling Shareholders). The Selling Shareholders acquired the shares in exchange for mining property. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

     The common stock of the Company is listed on the OTC Bulletin Board, and on August 5, 1998 the last reported sales price was $.41 per share.

     The Selling Shareholders, or their transferees, from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See Plan of Distribution.

     The Selling Shareholders and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities Act), and, in such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is August 7, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, and other information with the Securities and Exchange Commission (the Commission). Such reports, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission's Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

     This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

     (1) The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997;

     (2) The Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1998.

     (3) All other documents filed by the Registrant shall be deemed incorporated by reference.

     The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies or such documents should be directed to the Company, 527 Marquette, Suite 1800, Minneapolis, Minnesota 55402.

                                   THE COMPANY


     Golden Phoenix Minerals, Inc. (the "Company") was formed in Minnesota on June 2, 1997 and has had limited operations.

     The Company plans to produce economically valuable minerals from the mineral properties it currently controls, and from mineral properties that it will acquire in the future. The Company intends to concentrate its exploration efforts in the Western United States and Alaska.

     The Company's corporate directors, officers and technical support team is comprised of 8 former senior management, geological exploration and development staff members from Santa Fe Pacific Gold Corp. (SFPG) and one senior exploration manager from Rio Tinto (RTZ/Kennecott). This experienced and diverse team has in excess of 100 years of major corporate mineral exploration, development and gold production experience.

     Golden Phoenix's key employees were actively involved in the exploration, discovery and development activities of SFPG, which was the sixth largest gold producer in North America before it was purchased by Newmont Gold, North America's largest gold producer, for $2.2 billion. SFPG discovered and developed over 28 million ounces of gold reserves with annual production in excess of 800,000 ounces.

     The Company will provide joint venture opportunities to other selected mining companies, to conduct exploration or development on mineral properties the Company owns or controls. The Company and its joint venture partners will explore and develop selected properties to a stage of proven and probable reserves, at which time the Company will then decide whether to sell its interest in a property or take the property into production with its joint venture partner. By joint venturing its properties and thereby reducing its share of the costs for exploration of those properties, the Company can maintain, while continuing to acquire, an interest in a portfolio of gold and base metals properties in various stages of mineral exploration and development. This corporate strategy will minimize financial risk that the Company would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential of success and growth.

     The Company believes that it can create the basis for a competitive minerals exploration company through assembling a unique group of individuals with experience in target generation and discovery, resource evaluation and mine development. The technical team that the Company has assembled consists of two geological engineers with 42 years of combined experience in the economic evaluation of mining properties, three geologists with 54 years of combined experience in mineral exploration, one professional land surveyor who is also an explorationist with 19 years experience, and one landman/lawyer with 15 years experience in the minerals industry.

     There are at least five sources of land for exploration by the Company: public lands, private fee lands, aboriginal tribal lands, unpatented mining claims, and patented mining claims. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the U.
S. Forest Service, state governments, tribal governments, and individuals or entities who currently hold title to or lease government and private lands.

     There are numerous levels of government regulation associated with the activities of exploration and mining companies. The only two types of permitting which the Company should have to be concerned with in the near future are "Notice of Intent" and "Plan of Operations". Both types of procedures will be necessary in the next twelve months. The Company has not yet filed for any of these permits and cannot guarantee that the regulatory agency will in a timely manner approve, if at all, the necessary permits. Further, it will be necessary to obtain or post a bond for the reclamation of the proposed surface disturbance.

     The total cost and effects on the Company's operations of the permitting and bonding process cannot be estimated at this time. The cost will vary for each project when it is initiated.

JOINT VENTURES

     The company has signed an acquisition agreement ("Welsh Agreement") with J.
D. Welsh & Associates ("Welsh") to acquire 100 percent of Welsh's 30 percent interest in the Borealis Mine project in Mineral County, Nevada. The Company has initially paid Welsh US$250,000 and 50,000 shares of its common stock (valued at US$2.10) for an initial 25 percent ownership in Welsh's 30 percent participating interest in the Borealis Mine project. The Company can purchase Welsh's entire interest by completing scheduled payments totaling an additional US$1.25 Million over the next 3 years. The Company is carried through positive feasibility after the completion of the Welsh payments. Cambior Exploration USA, Inc. ("Cambior USA") currently has a 70 percent interest in the project subject to spending US$7Million over the next 7 years. Cambior is the operator of the Borealis Mine project. If Cambior fails to make its required work commitment then the property will revert to 100 percent ownership and operation by the Company.

     An agreement to acquire the property called High-Grade has been entered into with Kennecott Exploration Company ("Kennecott"), a subsidiary of Rio Tinto Plc., and will allow the Company to earn-in a 100 percent interest in the property. Kennecott Exploration has retained a buy-back option at the time a positive feasibility study is completed. Should Kennecott exercise that option, they would become mine operator and reimburse the Company 150 percent of 51 percent of its exploration expenditures to enter into a 51 percent-49 percent joint mining venture; if not, Kennecott would reduce to a 2 percent net smelter return royalty. The Company has agreed to make a US$1Million work commitment over 3 years and a cash or stock payment of US$200,000. No other payments are required, except the underlying property owner is entitled to a payment of $25,000 on July 15, 1999 and then a payment of $50,000 on each July 15th thereafter during the term of the lease. The Underlying property owner also reserved a 5 per cent royalty which may be bought out for $500,000 for each 0.5 percent of the royalty (total buyout $5 million).

FUNDING

     The Company plans to finance its operations through the exercising of common stock options controlled by key directors of the Company. As part of the formation of the Company, the Board of Directors resolved to create two million options with one million at US$2.00 and one million at US$3.00. These were created respectively in the names of Michael R. Fitzsimonds, president, and Donald J. McDowell, executive vice president, for the purpose of raising additional financing as the company needed operating capital for its exploration and development activities. The Company will also offset some of its cost by joint-venturing its properties with other mining groups for exploration and development while paying fees to Golden Phoenix Minerals, Inc. for the right to acquire an interest in the property.

COMPETITION

     Over the last five years the imposition of claim rental fee policies by the United States Government and the general exodus of major gold corporations from the U.S. to pursue mineral exploration in foreign countries has opened prospective mineral ground for location and acquisition. Recently, however, mining claim staking by the major mining companies on public lands has increased and may be signaling a more competitive environment for the Company in the future.

SEASONAL EFFECTS

     The Company has positioned itself to handle any seasonal aspect of the exploration business by locating properties in differing climatic zones, thus allowing field work on a near year-round basis. Problems of access and inclement weather will be minimized through strategic planning of fieldwork.

CAPITAL EQUIPMENT

     The only capital equipment the Company plans to purchase in the next twelve months will be field vehicles and computer equipment. The field vehicles will be for staff professionals only, all contractors will provide their own vehicles. The computer equipment will aid in the analysis of geologic data and in the preparation of reports for shareholders. The Company will be able to evaluate and make decisions on the economic viability of a mineral property more efficiently with the appropriate computer equipment and software.

STAFFING

     The Company has expanded its staffing level with three professionals to cover land issues, resource evaluation and project evaluation during the last three months of 1997. The Company does not anticipate adding any further permanent staff in the next twelve months of operation. The Company will employ independent contractors to fulfill short-term needs and obligations.

ENVIRONMENTAL CONTROLS

     The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. In 1997, the BLM amended its surface management regulations to require bonding of all hardrock and exploration operations greater than casual use. Until the EPA formally proposes the new regulatory program, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     Many states, including the State of Nevada (where a majority of the Company's properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

     The Company's compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

     During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of US$100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposal ranges from a two percent royalty on "net profits" from mining claims to an eight percent royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known, and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company because many of the Company's properties consist of unpatented mining claims on federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

UNCERTAINTY OF DEVELOPMENT AND PROPERTY ECONOMICS

     Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

     The Company's decision, as to whether any of the mineral properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits; (ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities costs; (iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and (vi) estimates of reserves or mineralization. No assurance can be given that any of the properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and no assurance can be given that the Company will ever generate a positive cash flow from production operations on such properties.

UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims, which the Company owns or leases. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee of US$100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim is void or voidable.

     Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged.

     Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining. As a result, some of the titles to the Company's properties may be subject to challenge.

MINING RISKS AND INSURANCE

     The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES

     Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties, which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of certain key executives, including Michael R. Fitzsimonds, President and Chairman of the Board of

Directors; Donald J. McDowell, Executive Vice President; and Daniel T. Taylor Vice President of Exploration. The loss of any of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares. All of the proceeds from the sale of the shares will be received by the Selling Shareholders.


                              SELLING SHAREHOLDERS

     The following table provides the names and number of shares of common stock owned by each Selling Shareholder. Since the Selling Shareholder may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

     The shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:


                                              Shares of
     Selling Shareholders                   Common Stock
     --------------------                   ------------

J. D. Welsh & Associates                    400,000

            Total                           400,000

The shares of J. D. Welsh & Associates are 2.8% of the total shares outstanding.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that the shares may be sold from time to time by the Selling Shareholders, or their transferees, on the OTC Bulletin Board or any national securities exchange or automated interdealer quotation system on which the shares of common stock are then listed, or through negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Selling Shareholders may effect sales of the shares directly or by or through agents, broker or dealers, and the shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions,
(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in "block" sales. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Shareholder and/or the purchaser of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholder and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such regulation.

     The Company shall comply with the requirements of Rule 144(c) under the Securities Act, as the rule may be amended from time to time (or any similar rule or regulation adopted by the Securities and Exchange Commission), regarding the availability of current public information to the extent required to enable the Selling Shareholders to sell shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

     In offering the shares covered by this Prospectus the Selling Shareholders and any broker, dealers or agents who participate in a sale of the shares by the Selling Shareholders may be considered "underwriters" within the meaning of
Section 2(11) of the Securities Act, and the compensation of any broker dealers may be deemed to be underwriting discounts and commissions.

     The Company has filed this Registration Statement, of which this Prospectus is a part, with respect to the sale of the shares and has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating twenty four months after the effective date.

     The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.


                                  LEGAL MATTERS

     The legality of the shares will be passed upon for the Company by Charles Clayton, Minneapolis, Minnesota.

                                     EXPERTS

     The financial statements of Golden Phoenix Minerals, Inc. appearing in the Company's Form 10-KSB dated December 31, 1997 were audited by Gary A. LaPalme independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.